Exhibit 99.1
CONTACT:	S. Leslie Jewett (949) 255-0500 ljewett@calfirstbancorp.com

CFNB REPORTS LOWER THIRD QUARTER EPS WITH
NINE MONTH EPS UNCHANGED FROM PRIOR YEAR

IRVINE, CALIFORNIA, April 25, 2007 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced that net earnings for the third quarter decreased 13% to $2.4 million from net earnings of $2.8 million for the third quarter of fiscal 2006. Diluted earnings per share for the third quarter also decreased 13% to $0.21 per share, compared to $0.24 per share for the third quarter of the prior year. For the nine months ended March 31, 2007, net earnings of $7.5 million were just slightly ahead of $7.4 million reported for the first nine months of fiscal 2006. Diluted earnings per share were $.65 both nine-month periods.

Gross profit for the third quarter of fiscal 2007 of $7.9 million was 5% below the $8.3 million reported for the third quarter of the prior year. This included a $792,000 increase in net direct finance and interest income, offset by a $1.2 million decrease in other income. Total direct finance and interest income increased 25% to $6.8 million from $5.4 million during the third quarter of the prior year. The average yield on leases held in the Company's own portfolio increased 100 basis points to 10.9%, while the average yield on cash and investments increased 60 basis points to 4.1%. During the third quarter of fiscal 2007, interest expense on deposits increased by $464,000 to $1.1 million due to a 35% increase in average deposit balances and a 99 basis point increase in average interest rates paid. During the third quarter of fiscal 2007, the Company recorded a provision for lease losses of $100,000. This amount related to the deterioration in credit quality of certain lessees during the third quarter. All of these factors combined for a 17% increase in net direct finance and interest income after provision for lease losses to $5.5 million.

Other income during the third quarter decreased 35% to $2.3 million from $3.6 million earned during for the third quarter of fiscal 2006. The significant decline was due almost entirely to lower gains earned from sales of leased property, and reflected over a 50% reduction in the residual investment in leases coming to end of term during the period.

Gross profit during the first nine months of fiscal 2007 of $23.7 million was relatively unchanged from $23.6 million earned in the same period of the prior year, and included a $4.2 million increase in net direct finance and interest income after provision for lease losses, which was offset by a $4.1 million decrease in other income. Total direct finance and interest income of $19.9 million for the first nine months of 2007 was up 37% from $14.5 million for the first nine months of the prior year. This increase was due in part to the extraordinary recognition of accelerated and accrued direct finance income during the second quarter of this year, but was primarily due to a 15% increase in the average investment in capital leases, plus an improvement in yields earned on the portfolio and on cash and investments. The average yield on leases held in the Company's own portfolio increased 170 basis points to 11.0%, while the average yield on cash and investments increased 100 basis points to 4.0%. For the nine months ended March 31, 2007, interest expense on deposits increased by $1.7 million to $3.4 million, reflecting a 119 basis point increase in average rates paid on average deposit balances that increased by 54% from the year before to $94.0 million. For the first nine months of fiscal 2007, the Company recognized a net reduction in the allowance for lease losses of $120,000, reflecting the recovery of $633,000 during the second quarter, offset by additions of $513,000.

Other income for the first nine months was down 36% to $7.1 million from $11.2 million earned during for the first nine months of fiscal 2006. The year to date decrease in other income was also due almost entirely to lower gains earned from sales of leased property resulting from a significantly lower investment in leases coming to end of term during the period.

During the third quarter of fiscal 2007, CalFirst Bancorp's selling, general and administrative ("S,G&A") expenses increased by 4% to $4.0 million, compared to $3.9 million during the third quarter of fiscal 2006. For the first nine months of fiscal 2007, S,G&A expenses were only up 1% to $11.6 million, compared to $11.5 million reported for the first nine months of the prior year. The change in S,G&A expenses for both periods is due to higher costs resulting from growth in the sales force, which offset the benefit from lower variable costs resulting from efforts to control expenses.

Commenting on the results, Patrick E. Paddon, President and Chief Executive Officer, indicated, "During the third quarter, we continued to enjoy strong growth in direct finance income from the lease portfolio, and the benefits of a higher rate environment, but a lower volume of maturing leases and resulting decline in other income offset the gains achieved from the growth in the portfolio. Leases booked during the quarter of $29 million were down substantially from the record volume booked during the third quarter of fiscal 2006, but for the nine months, total bookings of $125 million are just 7% below last year. At March 31, property acquired for transactions in process of $26 million was 13% below the level at March 31, 2006. Business development has continued to be below plan, and the volume of new lease originations approved during the third quarter are about 24% below the comparable quarter of last year, while nine month originations are down about 15%. As a result, the backlog of lease commitments at the end of the third quarter of fiscal 2007 is about 10% below last year's level. During fiscal 2007, we have continued efforts to expand the sales organization, with the total organization at March 31 about 28% greater than at June 30, 2006."

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First Leasing Corporation leases and finances computer networks and other high technology assets through a centralized marketing program designed to offer cost-effective leasing alternatives. California First National Bank ("CalFirst Bank") is a FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and will lease capital assets to businesses and organizations and provide business loans to fund the purchase of assets leased by third parties.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. The statements in this press release that are not strictly historical in nature constitute "forward-looking statements." If management assumptions prove to be incorrect or risks or uncertainties materialize, the Company's actual results could differ materially from the results forecast in the forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company's 2006 Annual Report on Form 10-K and the 2007 quarterly reports on Form 10-Q.

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CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Statement of Earnings (unaudited)
(000's except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2007	2006	2007	2006

Direct finance income	$ 6,324	$ 5,101	$ 18,447	$ 13,596
Interest income on investments	$ 468	$ 335	$ 1,447	$ 897
Total direct finance and interest income	$ 6,792	$ 5,436	$ 19,894	$ 14,493

Interest expense on deposits	$ 1,147	$ 683	$ 3,417	$ 1,679
Provision for lease losses	$ 100	$ -	$ (120)	$ 402
Net direct finance and interest income, after provision for lease losses	$ 5,545	$ 4,753	$ 16,597	$ 12,412
Other income
Operating and sales-type lease income	$ 1,362	$ 1,004	$ 3,554	$ 2,833
Gain on sale of leases and leased property	$ 728	$ 2,416	$ 2,917	$ 7,785
Other fee income	$ 255	$ 175	$ 666	$ 588
Total other income	$ 2,345	$ 3,595	$ 7,137	$ 11,206

Gross Profit	$ 7,890	$ 8,348	$ 23,734	$ 23,618

Selling, general and administrative expenses	$ 4,002	$ 3,852	$ 11,600	$ 11,461

Earnings before income taxes	$ 3,888	$ 4,496	$ 12,134	$ 12,157

Income taxes	$ 1,487	$ 1,742	$ 4,641	$ 4,711

Net earnings	$ 2,401	$ 2,754	$ 7,493	$ 7,446

Basic earnings per share	$ 0.21	$ 0.25	$ 0.67	$ 0.67
Diluted earnings per share	$ 0.21	$ 0.24	$ 0.65	$ 0.65

Weighted average common shares outstanding	11,186	11,125	11,177	11,114
Diluted number of common shares outstanding	11,509	11,457	11,526	11,434

CALIFORNIA FIRST NATIONAL BANCORP

Consolidated Balance Sheets
(000's)

	March 31, 2007	June 30, 2006
	(Unaudited)	(Audited)
ASSETS
Cash and short term investments	$ 49,498	$ 40,747
Investment securities	2,577	1,134
Net receivables	510	1,905
Property for transactions in process	25,839	41,680
Net investment in capital leases	231,934	213,956
Income tax receivable	1,393	4,744
Other assets	1,773	1,765
Discounted lease rentals assigned to lenders	6,915	8,424
	$320,439	$314,355
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$ 3,540	$ 3,263
Income taxes payable, including deferred taxes	4,259	9,739
Deposits	99,361	89,166
Other liabilities	8,833	10,236
Non-recourse debt	6,915	8,424
Total liabilities	122,908	120,828
Stockholders' Equity	197,531	193,527
	$320,439	$314,355